Exhibit 21.1
Subsidiaries of MarketWise, Inc.

Entity Name	Jurisdiction of Formation
MarketWise, LLC	Delaware
Alta Finance Group, LLC	Delaware
MarketWise Solutions, LLC	Maryland
Bonner & Partners, LLC	Maryland
Casey Research, LLC	Florida
Chaikin Resources, LLC	Delaware
Chaikin Analytics, LLC	Delaware
Chaikin Investments, LLC	Delaware
Common Sense Publishing, LLC	Florida
Empire Financial Research, LLC	Delaware
1729 Research, LLC	Maryland
InvestorPlace Media, LLC	Delaware
KOC Publishing, LLC	Delaware
Legacy Research Group, LLC	Florida
Moat Research, LLC	Delaware
Omnia Research, LLC	Florida
RoundTable Research, LLC	Delaware
Signal to Noise, LLC	Delaware
Stansberry & Associates Investment Research, LLC	Maryland
Stansberry China, LLC	Delaware
TradeSmith, LLC	Florida
VRSH, LLC d/b/a Altimetry	Delaware
Winans Media Group, LLC	Maryland